Exhibit 99

FOR IMMEDIATE RELEASE
July 15, 2014

Cintas Corporation Announces Fiscal 2014 Results and
Gain on the Previously Announced Document Shredding Transaction

CINCINNATI, July 15, 2014 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fourth quarter and full fiscal year ended May 31, 2014. Revenue for the fourth quarter and for the fiscal year was $1.16 billion and $4.55 billion, respectively. The fiscal year revenue of $4.55 billion is a record level for Cintas. Net income for the fourth quarter and for the fiscal year was $127.2 million and $374.4 million, respectively. Earnings per diluted share (EPS) for the fourth quarter and the fiscal year were $1.03 and $3.05, respectively. Fourth quarter net income and EPS figures included a positive impact of $32.9 million and $0.27, net of tax, respectively, related to the closing of the previously announced partnership transaction with Shred-it International Inc. (the “Shred-it Transaction”), which closed on April 30, 2014. The impact of the Shred-it Transaction will be further explained in the Operating Income and Net Income Results section below.

Revenue Results

Fourth quarter revenue of $1.16 billion grew 2.5% compared to last year’s fourth quarter revenue of $1.13 billion. However, this revenue growth rate was negatively affected by the impact of the Shred-it Transaction. The table below labeled 4th Quarter Revenue Results shows fourth quarter revenue for Cintas, separately presented for revenue unaffected by the Shred-it Transaction and for Document Shredding. With the closing of the Shred-it Transaction effective April 30, 2014, Cintas will no longer include Document Shredding revenue in its reported revenue. As a result, we believe that revenue unaffected by the Shred-it Transaction is more representative of the ongoing revenue stream of Cintas.

For the businesses unaffected by the Shred-it Transaction, fourth quarter revenue grew 4.7% over last year’s fourth quarter. When adjusting for one fewer workday in this year’s fourth quarter compared to last year’s fourth quarter, revenue for the businesses unaffected by the Shred-it Transaction grew 6.3%. Organic growth for those businesses, which adjusts for both the impact of acquisitions and the difference in workdays, was 6.1%. Scott D. Farmer, Chief Executive Officer, stated, “After very challenging weather in our third quarter, we are pleased to see our revenue growth rate rebound in the fourth quarter. Our Rental operating segment organic growth rate, in particular, improved from a third quarter rate of 5.4% to 6.7% in the fourth quarter.”

4th Quarter Revenue Results (dollar amounts in millions)	Q4, FY14	Q4, FY13	Growth %	Workday Adjusted Growth %	Organic Growth %

Number of workdays	65	66		See Note 1	See Note 2
Rental Uniforms & Ancillary Products	$ 825.0	$ 785.0	5.1%	6.7%	6.7%
Uniform Direct Sales	118.5	124.7	(5.0%)	(3.6%)	(3.6%)
First Aid, Safety & Fire Protection	137.2	125.4	9.5%	11.1%	10.2%
Document Storage	23.1	19.1	20.7%	22.6%	15.4%
Revenue unaffected by Shred-it Transaction	$1,103.8	$1,054.2	4.7%	6.3%	6.1%
Document Shredding - See Note 3	53.7	74.9	(28.3%)	(27.2%)	7.8%
Total Cintas Revenue	$1,157.5	$1,129.1	2.5%	4.1%	6.2%

Note 1 - Workday adjusted growth reflects the impact of having one fewer workday in the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013.
Note 2 - Organic growth reflects the revenue growth when adjusting for the impact of acquisitions and the Shred-it Transaction and of having one fewer workday in the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013.
Note 3 - Q4, FY14 Document Shredding revenue is for the two month period March 1, 2014 to April 30, 2014. Q3, FY13 Document Shredding revenue is for the three month period March 1, 2013 to May 31, 2013.

Operating Income and Net Income Results

Fourth quarter operating income was $123.8 million, but was negatively affected by the impact of the Shred-it Transaction. The table below labeled 4th Quarter Operating Income Results shows fourth quarter operating income for Cintas, separately presented for operating income unaffected by the Shred-it Transaction and for Document Shredding related items. With the closing of the Shred-it Transaction effective April 30, 2014, we recognized an asset impairment charge and transaction costs associated with the Shred-it Transaction. As a result, we believe that operating income unaffected by the Shred-it Transaction is more representative of our fourth quarter operating performance.

For the businesses unaffected by the Shred-it Transaction, fourth quarter operating income was $165.4 million and grew 10.3% over last year’s fourth quarter. Fourth quarter operating income as a percent of revenue for these businesses was 15.0%, which was an improvement from the 14.2% in last year’s fourth quarter. Mr. Farmer added, “We continue to see good leveraging of our infrastructure as our revenue grows, and the route capacity added last fiscal year continues to improve in efficiency and allows our service teams to add more products and services for our customers.”

4th Quarter Operating Income Results (dollar amounts in millions)	Q4, FY14	% of Revenue	Q4, FY13	% of Revenue	Operating Income Growth %

Rental Uniforms & Ancillary Products	$ 135.2	16.4%	$ 117.5	15.0%	15.0%
Uniform Direct Sales	14.9	12.6%	18.1	14.5%	(17.4%)
First Aid, Safety & Fire Protection	16.3	11.9%	13.9	11.1%	17.2%
Document Storage	(1.0)	(4.3%)	0.4	2.0%	(350.0%)
Operating Income unaffected by Shred-it Transaction	$ 165.4	15.0%	$ 149.9	14.2%	10.3%
Document Shredding	0.8		4.0
Shredding transaction asset impairment charge	(16.1)		—
Shredding transaction costs	(26.3)		—
Total Operating Income	$ 123.8	10.7%	$ 153.9	13.6%	(19.6%)

The asset impairment charge primarily related to the write-off of certain Document Shredding information technology assets used specifically in the Document Shredding business. The shredding transaction costs primarily related to legal and professional fees and the early vesting of restricted stock grants and stock options associated with the employees who transferred employment from Cintas to Shred-it. The table below shows the total impact of the Shred-it Transaction on the fourth quarter results and the fiscal year 2014 results.

Cintas Results for 4th Quarter, Fiscal 2014 (dollar amounts in millions, except EPS)	As Reported	Impact of Shred-it Transaction	Adjusted for the Shred-it Transaction

Operating Income unaffected by Shred-it Transaction	$ 165.4	—	$ 165.4
Document Shredding Operating Income	0.8	—	0.8
Shredding transaction asset impairment charge	(16.1)	$ (16.1)	—
Shredding transaction costs	(26.3)	(26.3)	—
Operating Income	$ 123.8	$ (42.4)	$ 166.2
Gain on deconsolidation of Shredding	106.4	106.4	—
Interest Expense, net	(16.3)	—	(16.3)
Income before income taxes	$ 213.9	$ 64.0	$ 149.9
Income Taxes	86.7	31.1	55.6
Net Income	$ 127.2	$ 32.9	$ 94.3
EPS	$ 1.03	$ 0.27	$ 0.76

Cintas Results for Fiscal Year 2014 (dollar amounts in millions, except EPS)	As Reported	Impact of Shred-it Transaction	Adjusted for the Shred-it Transaction

Operating Income unaffected by Shred-it Transaction	$ 603.5	—	$ 603.5
Document Shredding Operating Income	8.1	—	8.1
Shredding transaction asset impairment charge	(16.1)	$ (16.1)	—
Shredding transaction costs	(28.5)	(28.5)	—
Operating Income	$ 567.0	$ (44.6)	$ 611.6
Gain on deconsolidation of Shredding	106.4	106.4	—
Interest Expense, net	(65.6)	—	(65.6)
Income before income taxes	$ 607.8	$ 61.8	$ 546.0
Income Taxes	233.4	30.3	203.1
Net Income	$ 374.4	$ 31.5	$ 342.9
EPS	$ 3.05	$ 0.26	$ 2.79

Upon the closing of the Shred-it Transaction, Cintas contributed its Document Shredding business to a partnership with Shred-it International Inc. As a result, Cintas will no longer reflect the assets or liabilities associated with that business in its balance sheet after April 30, 2014. Instead, we will report the investment in the partnership with Shred-it International Inc. in the line item on our balance sheet entitled “Investments.” U.S. generally accepted accounting principles require us to initially record this investment at fair market value, which has resulted in a gain of $106.4 million. Somewhat offsetting this gain are the $16.1 million asset impairment charge and the $28.5 million shredding transaction costs described above. The combined net income and EPS impact of the Shred-it Transaction on the fiscal 2014 results was $31.5 million and $0.26, net of tax, respectively.

Net income was $127.2 million and $374.4 million for the fourth quarter and fiscal 2014, respectively. However, these figures were positively impacted by the Shred-it Transaction as noted above. Net income, adjusted for the Shred-it Transaction, which is more representative of the operating performance of Cintas, was $94.3 million and $342.9 million for the fourth quarter and fiscal 2014, respectively. Net income growth over last fiscal year, adjusted for the Shred-it Transaction, for the fourth quarter and fiscal 2014 was 9.7% and 8.7%, respectively. EPS, adjusted for the Shred-it Transaction, was $0.76 and $2.79 for the fourth quarter and fiscal 2014, respectively. EPS growth over last fiscal year, adjusted for the Shred-it Transaction, for the fourth quarter and fiscal 2014 was 10.1% and 10.7%, respectively.

During the fourth quarter and into June 2014, Cintas purchased 4.1 million shares of common stock at a cost of $250.0 million. This share buyback had an impact of less than $0.01 on fourth quarter EPS since it occurred so late in the quarter. However, it is expected to benefit fiscal year 2015 EPS by approximately $0.09. As of July 15, 2014, the Company has $254.4 million available under the current Board stock repurchase authorization. The total share purchases included acquiring 3.4 million shares at an aggregate cost of approximately $204.2 million during the fourth quarter, and the remaining 0.7 million shares were purchased during June 2014 at an aggregate cost of approximately $45.8 million.

Fiscal Year 2015 Guidance

Mr. Farmer concluded, “As we enter fiscal 2015, we remain encouraged by the performance of our businesses and the execution of our strategies by our employees, who we call partners, but we continue to look for more consistency from the U.S. economy. While the U.S. employment performance has improved during the past few months, we still see narrowness in that performance and are uncertain that the improved performance can continue. We have developed our guidance for fiscal 2015 with the assumption that generally inconsistent U.S. economic performance will continue. We expect fiscal 2015 revenue to be in the range of $4.425 billion to $4.525 billion, and fiscal 2015 EPS to be in the range of $3.06 to $3.15. This guidance assumes no income contribution from the partnership with Shred-it International Inc. due to the expectation of first year integration and transition expenses.”

As mentioned earlier in this press release, upon the closing of the Shred-it Transaction on April 30, 2014, we will no longer include Document Shredding revenue in our reported revenue. The table below shows a comparison of fiscal 2014 revenue to 2015 revenue guidance.

Revenue Guidance (dollar amounts in millions)	Fiscal 2014	Fiscal 2015 Low End of Range	Growth vs. Fiscal 2014	Fiscal 2015 High End of Range	Growth vs. Fiscal 2014

Revenue, excluding Document Shredding	$4,276.1	$4,425.0	3.5%	$4,525.0	5.8%
Document Shredding Revenue	275.7
Total Cintas Revenue	$4,551.8

The table below shows a comparison of fiscal 2014 EPS to 2015 EPS guidance.

EPS Guidance	Fiscal 2014	Fiscal 2015 Low End of Range	Growth vs. Fiscal 2014	Fiscal 2015 High End of Range	Growth vs. Fiscal 2014

EPS, excluding Document Shredding	$ 2.75	$ 3.06	11.3%	$ 3.15	14.5%
Impact of Shredding business	0.04
Impact of Shred-it Transaction	0.26
Total Cintas EPS	$ 3.05

The fiscal 2015 EPS guidance incorporates the impact of the share buybacks that occurred in May and June 2014. It does not assume any additional share buybacks.

About Cintas
Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types primarily throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, first aid, safety, fire protection products and services and document management services for over one million businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the Shred-it partnership’s ability to promptly and effectively integrate the Cintas Document Shredding business with Shred-it’s Document Shredding business; the Shred-it partnership’s ability to realize any synergies from the combination of the Cintas Document Shredding business with Shred-it’s Document Shredding business; the ability to successfully explore strategic opportunities for the Cintas Global Document Storage and Imaging business; the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; fluctuations in costs of materials and labor including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002; disruptions caused by the inaccessibility of computer systems data; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; the reactions of competitors in terms of price and service; the ultimate impact of the Affordable Care Act; and the finalization of our financial statements for the year ended May 31, 2014. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2013 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:
William C. Gale, Sr. Vice President-Finance and Chief Financial Officer - 513-573-4211
J. Michael Hansen, Vice President and Treasurer - 513-701-2079

 Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	May 31, 2014	May 31, 2013	% Change
Revenue:
Rental uniforms and ancillary products	$825,046	$785,018	5.1%
Other services	332,433	344,068	(3.4)%
Total revenue	$1,157,479	$1,129,086	2.5%

Costs and expenses:
Cost of rental uniforms and ancillary products	$465,498	$454,438	2.4%
Cost of other services	199,619	207,433	(3.8)%
Selling and administrative expenses	326,090	313,344	4.1%
Shredding transaction asset impairment charge	16,143	—	100.0%
Shredding transaction costs	26,323	—	100.0%

Operating income	$123,806	$153,871	(19.5)%

Gain on deconsolidation of Shredding	$106,441	$—	100.0%

Interest income	(33)	(51)	(35.3)%
Interest expense	16,396	16,518	(0.7)%

Income before income taxes	$213,884	$137,404	55.7%
Income taxes	86,660	51,427	68.5%
Net income	$127,224	$85,977	48.0%

Per share data:
Basic earnings per share	$1.04	$0.69	50.7%
Diluted earnings per share	$1.03	$0.69	49.3%

Weighted average number of shares outstanding	119,541	122,392
Diluted average number of shares outstanding	120,886	123,103

 Cintas Corporation
Consolidated Condensed Statements of Income
(In thousands except per share data)

	Twelve Months Ended
	May 31, 2014	May 31, 2013	% Change
Revenue:
Rental uniforms and ancillary products	$3,223,930	$3,044,587	5.9%
Other services	1,327,882	1,271,884	4.4%
Total revenue	$4,551,812	$4,316,471	5.5%

Costs and expenses:
Cost of rental uniforms and ancillary products	$1,829,427	$1,756,297	4.2%
Cost of other services	807,999	773,107	4.5%
Selling and administrative expenses	1,302,752	1,221,856	6.6%
Shredding transaction asset impairment charge	16,143	—	100.0%
Shredding transaction costs	28,481	—	100.0%

Operating income	$567,010	$565,211	0.3%

Gain on deconsolidation of Shredding	$106,441	$—	100.0%

Interest income	(229)	(409)	(44.0)%
Interest expense	65,822	65,712	0.2%

Income before income taxes	$607,858	$499,908	21.6%
Income taxes	233,416	184,466	26.5%
Net income	$374,442	$315,442	18.7%

Per share data:
Basic earnings per share	$3.08	$2.53	21.7%
Diluted earnings per share	$3.05	$2.52	21.0%

Weighted average number of shares outstanding	120,377	123,956
Diluted average number of shares outstanding	121,640	124,531

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	May 31, 2014	May 31, 2013
Rental uniforms and ancillary products gross margin	43.6%	42.1%
Other services gross margin	40.0%	39.7%
Total gross margin	42.5%	41.4%
Net margin	11.0%	7.6%

Depreciation and amortization	$45,577	$48,251
Capital expenditures	$31,965	$44,687

	Twelve Months Ended
	May 31, 2014	May 31, 2013
Rental uniforms and ancillary products gross margin	43.3%	42.3%
Other services gross margin	39.2%	39.2%
Total gross margin	42.1%	41.4%
Net margin	8.2%	7.3%

Depreciation and amortization	$190,862	$189,377
Capital expenditures	$145,580	$196,486

Debt / EBITDA	1.6	1.9

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides additional measures of revenue and related growth, operating income and related growth, net income, earnings per diluted share, debt and cash flow. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance. Reconciliations of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP are shown in the tables within the narrative of the press release or below.

Computation of Workday Adjusted Revenue Growth

	Three Months Ended			Twelve Months Ended
	May 31, 2014	May 31, 2013	Growth %	May 31, 2014	May 31, 2013	Growth %
	A	B	G	I	J	O
Revenue	$1,157,479	$1,129,086	2.5%	$4,551,812	$4,316,471	5.5%
			G=(A-B)/B			O=(I-J)/J
	C	D		K	L
Workdays in the period	65	66		260	261

	E	F	H	M	N	P
Revenue adjusted for workday difference	$1,175,286	$1,129,086	4.1%	$4,569,319	$4,316,471	5.9%
			H=(E-F)/F			P=(M-N)/N
	E=(A/C)*D	F=(B/D)*D		M=(I/K)*L	N=(J/L)*L
Management believes that Workday Adjusted Revenue Growth is valuable to investors because it reflects the revenue performance compared to a prior period with the same number of revenue generating days.

Computation of Debt to EBITDA

	As of
	May 31, 2014	May 31, 2013
Long-term debt	$1,300,980	$1,309,166
Letters of credit	85,115	85,775
Debt	$1,386,095	$1,394,941

	Twelve Months Ended
	May 31, 2014	May 31, 2013
Net Income	$374,442	$315,442

Add back:
Interest expense	65,822	65,712
Taxes	233,416	184,466
Depreciation	168,220	165,664
Amortization	22,642	23,713
EBITDA	$864,542	$754,997

Debt / EBITDA	1.6	1.9
Management believes the ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA) is valuable to investors, particularly investors of the company's debt, because it is a common metric that reflects the company's earnings and cash flow available for debt service payments.

Computation of Free Cash Flow

	Twelve Months Ended
	May 31, 2014	May 31, 2013
Net Cash Provided by Operations	$607,969	$552,748
Capital Expenditures	$(145,580)	$(196,486)
Free Cash Flow	$462,389	$356,262
Management uses free cash flow to assess the financial performance of the Company.  Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended May 31, 2014
Revenue	$825,046	$118,462	$137,226	$76,745	$—	$1,157,479
Gross margin	$359,548	$35,508	$61,158	$36,148	$—	$492,362
Selling and administrative expenses	$224,334	$20,598	$44,891	$36,267	$—	$326,090
Gain on deconsolidation of Shredding, net of impairment charges and other Shredding transaction costs	$—	$—	$—	$63,975	$—	$63,975
Interest income	$—	$—	$—	$—	$(33)	$(33)
Interest expense	$—	$—	$—	$—	$16,396	$16,396
Income (loss) before income taxes	$135,214	$14,910	$16,267	$63,856	$(16,363)	$213,884
				.
For the three months ended May 31, 2013
Revenue	$785,018	$124,717	$125,360	$93,991	$—	$1,129,086
Gross margin	$330,580	$38,472	$54,593	$43,570	$—	$467,215
Selling and administrative expenses	$213,044	$20,421	$40,716	$39,163	$—	$313,344
Interest income	$—	$—	$—	$—	$(51)	$(51)
Interest expense	$—	$—	$—	$—	$16,518	$16,518
Income (loss) before income taxes	$117,536	$18,051	$13,877	$4,407	$(16,467)	$137,404

For the twelve months ended May 31, 2014
Revenue	$3,223,930	$455,485	$514,429	$357,968	$—	$4,551,812
Gross margin	$1,394,503	$130,018	$225,238	$164,627	$—	$1,914,386
Selling and administrative expenses	$887,444	$83,309	$176,286	$155,713	$—	$1,302,752
Gain on deconsolidation of Shredding, net of impairment charges and other Shredding transaction costs	$—	$—	$—	$61,817	$—	$61,817
Interest income	$—	$—	$—	$—	$(229)	$(229)
Interest expense	$—	$—	$—	$—	$65,822	$65,822
Income (loss) before income taxes	$507,059	$46,709	$48,952	$70,731	$(65,593)	$607,858
Assets	$2,875,014	$142,033	$422,015	$510,102	$513,288	$4,462,452

For the twelve months ended May 31, 2013
Revenue	$3,044,587	$461,328	$460,592	$349,964	$—	$4,316,471
Gross margin	$1,288,290	$134,985	$199,314	$164,478	$—	$1,787,067
Selling and administrative expenses	$835,249	$81,739	$156,232	$148,636	$—	$1,221,856
Interest income	$—	$—	$—	$—	$(409)	$(409)
Interest expense	$—	$—	$—	$—	$65,712	$65,712
Income (loss) before income taxes	$453,041	$53,246	$43,082	$15,842	$(65,303)	$499,908
Assets	$2,830,941	$152,551	$398,614	$605,573	$357,953	$4,345,632

Cintas Corporation
Consolidated Balance Sheets
(In thousands except share data)

	May 31, 2014	May 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$513,288	$352,273
Marketable securities	—	5,680
Accounts receivable, net	508,427	496,049
Inventories, net	251,239	240,440
Uniforms and other rental items in service	506,537	496,752
Income taxes, current	—	9,102
Prepaid expenses and other current assets	26,190	24,530
Total current assets	1,805,681	1,624,826

Property and equipment, at cost, net	855,702	986,703

Investments	458,357	101,525
Goodwill	1,267,411	1,517,560
Service contracts, net	55,675	92,153
Other assets, net	19,626	22,865
	$4,462,452	$4,345,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$150,070	$121,029
Accrued compensation and related liabilities	85,026	78,050
Accrued liabilities	299,727	271,821
Income taxes, current	5,960	—
Deferred tax liability	88,845	77,169
Long-term debt due within one year	503	8,187
Total current liabilities	630,131	556,256

Long-term liabilities:
Long-term debt due after one year	1,300,477	1,300,979
Deferred income taxes	246,044	210,483
Accrued liabilities	92,942	76,422
Total long-term liabilities	1,639,463	1,587,884

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value: 425,000,000 shares authorized FY14: 176,378,412 issued and 117,037,784 outstanding FY13: 174,786,010 issued and 122,281,507 outstanding	251,753	186,332
Paid-in capital	134,939	109,822
Retained earnings	3,998,893	3,717,771
Treasury stock: FY14: 59,340,628 shares FY13: 52,504,503 shares	(2,221,155)	(1,850,556)
Accumulated other comprehensive income	28,428	38,123
Total shareholders’ equity	2,192,858	2,201,492

	$4,462,452	$4,345,632

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	May 31, 2014	May 31, 2013
Cash flows from operating activities:
Net income	$374,442	$315,442

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	168,220	165,664
Amortization of intangible assets	22,642	23,713
Stock-based compensation	29,875	23,310
Gain on deconsolidation of Shredding	(106,441)	—
Shredding transaction asset impairment charge	16,143	—
Shredding transaction costs	26,057	—
Deferred income taxes	47,109	48,023
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(56,231)	(42,704)
Inventories, net	(11,062)	10,997
Uniforms and other rental items in service	(11,435)	(44,179)
Prepaid expenses	(2,177)	(3,281)
Accounts payable	30,446	25,023
Accrued compensation and related liabilities	10,931	(13,161)
Accrued liabilities	54,237	31,873
Income taxes payable	15,213	12,028
Net cash provided by operating activities	607,969	552,748

Cash flows from investing activities:
Capital expenditures	(145,580)	(196,486)
Proceeds from redemption of marketable securities	54,196	161,478
Purchase of marketable securities and investments	(65,858)	(178,464)
Proceeds from Shredding transaction, net of cash contributed	179,359	—
Acquisitions of businesses, net of cash acquired	(33,441)	(69,370)
Other, net	(5,219)	(1,339)
Net cash used in investing activities	(16,543)	(284,181)

Cash flows from financing activities:
Proceeds from issuance of debt	—	250,000
Repayment of debt	(8,187)	(225,636)
Proceeds from exercise of stock-based compensation awards	41,902	14,807
Dividends paid	(93,320)	(79,744)
Repurchase of common stock	(370,599)	(215,681)
Other, net	469	196
Net cash used in financing activities	(429,735)	(256,058)

Effect of exchange rate changes on cash and cash equivalents	(676)	(61)

Net increase in cash and cash equivalents	161,015	12,448
Cash and cash equivalents at beginning of period	352,273	339,825
Cash and cash equivalents at end of period	$513,288	$352,273